SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported)	December 26, 2002

INTERPOOL, INC.

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(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-11862 (Commission File Number)	13-3467669 (IRS Employer ID Number)

211 College Road East, Princeton, New Jersey	08540

(Address of principal executive offices)	(Zip Code)

Registrant's Telephone Number, including area code:	(609) 452-8900

Not Applicable

(Former name or former address, if changed since last report)

Item 5.     Other Events.

          In 2001, a significant customer of the Company based in South Korea commenced insolvency proceedings. At the time of this insolvency, the Company maintained insurance coverage against lessee defaults, and the Company submitted a claim to its insurance carriers seeking to recover the value of the receivables owed by the customer (to the extent covered by the insurance policies) as well as loss, damage and recovery costs relating to the equipment on lease. The maximum insurance coverage relating to this claim was $35.0 million. As of December 31, 2002, the outstanding receivables from this customer, including amounts for the book value of equipment the Company anticipates will not be recovered (as to which the insured value is higher), totaled approximately $33.5 million (net of $1.0 million in reserves for amounts not covered by insurance). These receivables were included in other receivables, net in the Company’s condensed consolidated balance sheets as of September 30, 2002. As of September 30, 2002, the Company had estimated no impairment upon the liquidation and/or re-lease of these assets after considering anticipated insurance proceeds. In light of the insurance coverage, the Company recorded revenue from these leases through August 20, 2001.

          On December 26, 2002, the Company’s insurance underwriters commenced a declaratory judgment action against the Company in the United States District Court for the Southern District of New York seeking rescission of the Company’s lessee default insurance coverage or, in the alternative, a declaration that the premiums paid by the Company were inadequate. The insurance underwriters’ primary contention is that the Company did not fully disclose to the underwriters all material information concerning the South Korean lessee. The underwriters also dispute the date upon which the claimed loss occurred and the amount of the loss. The Company’s response to this complaint is due on February 3, 2003.

          The Company intends to vigorously pursue its claim for recovery under its insurance policies and believes that it has strong claims under the policies and defenses to the arguments asserted by the insurance underwriters. However, the Company cannot give any assurance as to the ultimate outcome of this litigation.

          The Company will continue to assess the overall recovery on its insurance claim. As additional information becomes available, reserves for the impairment of the asset values may be necessary.

Item 7.     Financial Statements, Pro Forma Financial Information and Exhibits.

          None.

SIGNATURES

           Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERPOOL, INC. By: /s/ Mitchell I. Gordon Name: Mitchell I. Gordon Title: Executive Vice President and Chief Financial Officer

Dated: January 21, 2003